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                                                                  Exhibit 23.1

Independent Auditors' Consent


     We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Bio Medica Corporation of our report dated June 20, 2001 (with respect to Note B and Note L[5], July 23, 2001 and the last paragraph of Note J[3], July 18, 2001) on our audits of the financial statements of American Bio Medica Corporation, as of April 30, 2001 and for each of the two years then ended which is included in the Company's Annual Report on Form 10KSB/A-2.

Our report contains an explanatory paragraph that states that the Company has experienced recurring net losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Richard A. Eisner & Company, LLP
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Richard A. Eisner & Company, LLP

New York, New York

February 27, 2002